Exhibit 95

MINE SAFETY DISCLOSURE

As described in Note 19 to the TECO Energy Consolidated Financial Statements, until TECO Coal’s sale on Sept. 21, 2015, TECO Energy was the indirect parent company of TECO Coal, the subsidiaries of which operated mining complexes that were subject to regulation by the Mine Safety and Health Administration (MSHA) under the U.S. Federal Mine Safety and Health Act of 1977 (the Mine Act).  MSHA inspects mines on a regular basis and issues various citations and orders when it believes that a violation of the Mine Act, any health or safety standard, or any regulation occurred. Set forth below is information regarding certain mining safety and health orders and citations issued by MSHA and related assessment and legal actions and mine-related fatalities with respect to TECO Coal’s mining operations from Jan. 1, 2015 through Sept. 20, 2015. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size and type (underground or surface) of the coal mine, (ii) the number of citations and orders issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and as part of that process, may be reduced in severity and amount, and are sometimes dismissed.

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following table sets forth the total number of specific citations and orders issued by MSHA under the Mine Act, along with the total dollar value of the proposed civil penalty assessment, and the total number of fatalities during the current reporting period for each TECO Coal subsidiary that acted as a coal mine operator, by individual mine. Information relating to the aggregate number of legal actions pending, initiated and resolved during the reporting period is also reported below for each of the mines.

For the year ended Dec. 31, 2015 (through Sept. 20, 2015) (1)(2)

Mine ID #	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments for Period (In thousands)	Fatalities	Pending Legal Actions (total) (3)(4)	Legal Actions Initiated during Period (3)	Legal Actions Resolved during Period (3)
Clintwood Elkhorn
15-16734	1	0	0	0	0	$0.40	0	1	0	1
15-19396	9	0	0	0	0	$0.24	0	0	0	0
44-03010	4	0	0	0	0	$1.20	0	0	0	1
44-07199	6	1	0	0	0	$11.38	0	0	0	0
YGX (5)	0	0	0	0	0	$0	0	0	0	0
Totals	20	1	0	0	0	$13.22	0	1	0	2
Perry County
15-05485	6	0	0	0	0	$4.78	0	0	0	4
15-18565	21	0	0	0	0	$18.88	0	15	12	19
15-18662	0	0	0	0	0	$0.30	0	20	0	6
15-19015	22	0	0	0	0	$43.86	0	8	12	14
Totals	49	0	0	0	0	$67.82	0	43	24	43
Premier Elkhorn
15-16470	3	0	0	0	0	$1.72	0	0	0	0
15-18823	0	0	0	0	0	$0	0	0	0	0
15-18946	2	0	0	0	0	$5.61	0	0	0	0
15-19622	5	0	0	0	0	$2.36	0	0	0	0
15-19721	0	0	0	0	0	$0	0	0	0	0
15-19760	1	0	0	0	0	$0	0	0	0	0
A906 (6)	0	0	0	0	0	$0	0	0	0	0
Totals	11	0	0	0	0	$9.69	0	0	0	0
Grand Totals	80	1	0	0	0	$90.73	0	44	24	45

Footnotes:

1. This information is based on data obtained from the MSHA Mine Data Retrieval System for the period Jan. 1, 2015 to Sept. 20, 2015, which is the period during the year ended Dec. 31, 2015 that TECO Energy owned TECO Coal. See Note 19 to the TECO Energy Consolidated Financial Statements for information regarding TECO Energy’s sale of TECO Coal on Sept. 21, 2015.

2. No TECO Coal LLC mining entity received written notice that it met the requirements of a Pattern of Violations during the period.

3. All of the Pending Legal Actions identified in this column are based on data contained in the MSHA Mine Data Retrieval System at the time of data retrieval for this report.

4. All of the Legal Actions involve citations or orders referenced in Subpart B of 29 C.F.R. Part 2700 that were being contested by a TECO Coal LLC subsidiary.

5. YGX is the MSHA "Contractor Identification Number" that was assigned to Clintwood Elkhorn Mining LLC for contracted engineering work performed at a mine that was operated by an independent contract mining company for Clintwood Elkhorn Mining LLC.

6. A-906  is the MSHA "Contractor Identification Number" that was assigned to Premier Elkhorn Coal LLC for contracted engineering work performed at a mine that was operated by an independent contract mining company for Premier Elkhorn Coal LLC.